Exhibit 99.1

K-Swiss Reports Second Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 2, 2012--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2012. The operations of FORM Athletics are accounted for as a discontinued operation in the Company’s financial results and are excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the second quarter of 2012 was $11,631,000, or $0.33 per diluted share, compared with a net loss of $20,026,000, or $0.56 per diluted share, for the prior-year period. Net loss for the six months ended June 30, 2012, was $18,337,000, or $0.52 per diluted share, compared with a net loss of $29,868,000, or $0.84 per diluted share, for the six months ended June 30, 2011.

For the second quarter of 2012, total worldwide revenues decreased 31.5% to $44,752,000 compared with $65,297,000 in the prior-year period. Domestic revenues decreased 42.1% to $18,748,000 in the second quarter, and international revenues decreased 20.9% to $26,004,000 for the same period. Total worldwide revenues for the first six months of 2012 decreased 17.2% to $114,070,000 from $137,738,000 for the first six months of 2011. Domestic revenues decreased 37.9% to $39,560,000 in the first half of 2012, and international revenues increased 0.6% to $74,510,000.

Futures Orders

Worldwide futures orders with start ship dates from July to December 2012 decreased 21.8% to $70,283,000 at June 30, 2012, from $89,907,000 the previous year. Domestic futures orders decreased 41.8% to $21,532,000 at June 30, 2012, from $37,016,000 the previous year. International futures orders decreased 7.8% to $48,751,000 at June 30, 2012, from $52,891,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “The past several years, domestic K•Swiss has suffered from declining future orders and sales. We have been aggressively addressing these trends with new product initiatives. While there was a positive impact from these initiatives in our June 30, 2012 backlog, it was not evident due to the declining trends in the overall domestic business. We are starting to see some overall positive results in our early domestic K•Swiss first quarter 2013 futures bookings. Additionally, we continue to execute on our focus initiatives for 2012, which are to reduce inventory and costs as well as drive improved performance from our Palladium brand.”

2012 Guidance

For 2012, the Company is presently forecasting full year consolidated revenues to be approximately $215 million to $220 million. Consolidated gross margin is expected to be approximately 36% to 37%. Selling, general and administrative expenses are expected to be about $107 to $109 million.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its second quarter 2012 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2901. A replay of this conference call will be available until August 9, 2012, by dialing (402) 977-9140 and entering the passcode, 21575276.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 9, 2012.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, and the Company’s ability to reduce the Company’s operating losses and inventory levels, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business concerns related to the Company’s liquidity is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2012, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except loss per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues	$44,752	$65,297	$114,070	$137,738
Cost of goods sold	31,207	42,863	74,268	86,782
Gross profit	13,545	22,434	39,802	50,956
Selling, general and administrative expenses	24,863	38,710	56,226	78,263
Operating loss	(11,318)	(16,276)	(16,424)	(27,307)
Other income	-	-	-	3,000
Interest income/(expense), net	652	(86)	(43)	(147)
Loss before income taxes and discontinued operations	(10,666)	(16,362)	(16,467)	(24,454)
Income tax expense	965	1,038	1,870	1,562
Loss from continuing operations	(11,631)	(17,400)	(18,337)	(26,016)
Loss from discontinued operations, less applicable income tax	-	(2,626)	-	(3,852)
Net loss	$(11,631)	$(20,026)	$(18,337)	$(29,868)
Basic loss per share	$(0.33)	$(0.56)	$(0.52)	$(0.84)
Diluted loss per share	$(0.33)	$(0.56)	$(0.52)	$(0.84)
Weighted average number of shares outstanding
Basic	35,601	35,475	35,601	35,433
Diluted	35,601	35,475	35,601	35,433

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	June 30,
	2012	2011
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$41,138	$45,185
Restricted cash and cash equivalents and restricted investments available for sale	750	22,698
Investments available for sale	-	17,730
Accounts receivable, net	31,294	40,401
Inventories, net	74,645	101,120
Prepaid expenses and other current assets	3,271	5,544
Total current assets	151,098	232,678
PROPERTY, PLANT AND EQUIPMENT, NET	18,479	19,663
OTHER ASSETS
Intangible assets	11,433	14,715
Deferred income taxes	2,659	4,730
Other	4,882	10,140
Total other assets	18,974	29,585
	$188,551	$281,926

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit	$1,539	$11,281
Current portion of long-term debt	152	316
Current portion of long-term capital leases	61	-
Trade accounts payable	15,523	28,336
Accrued income taxes payable	931	916
Current portion of contingent purchase price	3,702	-
Accrued liabilities	10,721	12,375
Total current liabilities	32,629	53,224
OTHER LIABILITIES
Long-term debt	-	173
Long-term capital leases	84	-
Contingent purchase price	-	4,148
Other liabilities	8,334	14,907
Total other liabilities	8,418	19,228
STOCKHOLDERS' EQUITY	147,504	209,474
	$188,551	$281,926

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer